Exhibit 99.1

MannKind Announces $61 Million Registered Direct Offering of Common Stock

WESTLAKE VILLAGE, Calif., Oct. 10, 2017 (GLOBE NEWSWIRE) — MannKind Corporation (NASDAQ:MNKD) and (TASE:MNKD) today announced that it entered into definitive agreements with certain institutional investors and other investors in connection with a registered direct offering of an aggregate of 10,166,600 shares of common stock at an offering price of $6.00 per share, for gross proceeds of approximately $61 million. The offering is expected to close on or about October 13, 2017, subject to the satisfaction of customary closing conditions.

“With this offering, we have made substantial progress in our efforts to recapitalize the company,” said Michael Castagna, Chief Executive Officer of MannKind.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

After deducting the placement agent’s fees, the net proceeds to MannKind are expected to be approximately $57.7 million. MannKind intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares are being offered pursuant to a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (SEC) and declared effective on April 27, 2016. A final prospectus supplement related to the offering will be filed with the SEC, and will be available on the SEC’s website located at http://www.sec.gov and may also be obtained by contacting MannKind at 30930 Russell Ranch Road, Suite 301, Westlake Village, CA 91362, Attn: Investor Relations, or by telephone at (818) 661-5000; or from the placement agent at H.C. Wainwright & Co. LLC, 430 Park Avenue, 4th Floor, New York, New York 10022, by calling (646) 975-6996 or emailing placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Financial Update

Although MannKind’s financial results as of and for the three months ended September 30, 2017 are not yet finalized, the following information reflects its expectations with respect to such results based on currently available information:

•	For the three months ended September 30, 2017, MannKind expects to report between $2.6 million and $3.0 million of gross Afrezza product revenue and between $1.8 million and $2.2 million of net Afrezza product revenue.

•	MannKind estimates that as of September 30, 2017, its cash and cash equivalents were approximately $20.2 million.

•	MannKind estimates that as of September 30, 2017, the principal balance outstanding for its 9.75% Senior Convertible Notes due 2019 and 8.75% Senior Convertible Notes due 2019 issued under its facility agreement with Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P. was $60.0 million; its 5.75% Convertible Senior Subordinated Exchange Notes Due 2018 was $27.7 million; and its borrowings under the loan arrangement with The Mann Group LLC was $79.7 million.

•	MannKind estimates that the annual purchase requirements under the insulin supply agreement with Amphastar as of September 30, 2017 were unchanged from June 30, 2017, except for the impact of foreign currency translation. MannKind has not yet purchased the annual minimum required quantities of insulin for 2017 of €2.7 million.

The preliminary financial results presented above reflect MannKind’s estimates based solely upon information available to it as of the date hereof, is not a comprehensive statement of its financial results or position as of or for the three months ended September 30, 2017, and has not been audited, reviewed or compiled by its independent registered public accounting firm, Deloitte & Touche LLP. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. MannKind’s actual third quarter results may differ materially from these estimates. Accordingly, investors should not place undue reliance upon these estimates. For example, during the course of the preparation of the respective condensed consolidated quarterly financial statements and related notes thereto, additional items that would require material adjustments to be made to the estimated financial information presented above may be identified. These estimates are not necessarily indicative of future performance or results of operations, and are not necessarily indicative of the results that may be expected for a full year. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in MannKind’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q. MannKind believes that its estimated quarterly financial results presented above are consistent with the applicable trends and expectations discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent quarterly report on Form 10-Q.

About MannKind

MannKind Corporation (NASDAQ:MNKD) (TASE:MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with diseases such as diabetes and pulmonary arterial hypertension. MannKind is currently commercializing Afrezza® (insulin human) inhalation powder, the Company’s first FDA-approved product and the only inhaled rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide. MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

Forward-Looking Statements

Statements contained in this press release that are not strictly historical in nature are forward-looking statements that involve risks and uncertainties. These statements include, without limitation, statements regarding MannKind’s expectations with respect to the completion, timing and size of its offering, the expected proceeds from the offering and its anticipated use of the proceeds from the offering. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, risks associated with market conditions, the satisfaction of customary closing conditions related to the offering, MannKind’s need and ability to raise additional capital and other risks detailed in MannKind’s filings with the SEC, including its quarterly report on Form 10-Q for the quarter ended June 30, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

Rose Alinaya

SVP, Investor Relations

818-661-5000

ir@mannkindcorp.com